UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2006

SeaBright Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51124	56-2393241
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 4th Avenue, Suite 1600
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

206-269-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

         On May 25, 2006, the Compensation Committee of the Board of Directors of SeaBright Insurance Holdings, Inc. (the “Company”) approved the 2006 annual grant of 2,000 shares of restricted stock and 4,000 non-qualified stock options to each of the following non-employee directors: William M. Feldman, Mural R. Josephson and George M. Morvis. The awards were granted under the SeaBright Insurance Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”) and are subject to the terms of the Plan and the equity award agreements to be entered into between the Company and each of the grantees.

        Each stock option has an exercise price equal to 110% of the closing price of our common stock on the date of grant, as reported on the Nasdaq National Market. The restricted stock grants are subject to three-year cliff vesting, and the stock options vest over a three-year period with the first one-third vesting on the first anniversary of the grant date and the remaining options vesting ratably over the following 24 months. In the event of a change in control of us or upon the death or disability of a grantee, all restrictions relating to all outstanding restricted stock grants will lapse and all stock option grants will become fully vested and exercisable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABRIGHT INSURANCE HOLDINGS, INC.
By:	/s/ Joseph S. De Vita
Joseph S. De Vita
Senior Vice President, Chief Financial Officer and Assistant Secretary

May 26, 2006